Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CenturyTel, Inc.:

We consent to the incorporation by reference into the Registration Statement on Form S-8 of CenturyTel, Inc. relating to the issuance of up to 783,000 shares of common stock pursuant to the CenturyTel, Inc. 1983 Restricted Stock Plan of our reports dated February 29, 2008, with respect to the consolidated financial statements of CenturyTel, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity, for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the 2007 Annual Report on Form 10-K of CenturyTel, Inc.  Our report on the consolidated financial statements refers to a change in method of accounting for uncertain tax positions in 2007 and share-based payments and pension and post-retirement benefits in 2006.

KPMG LLP

/s/ KPMG LLP

Shreveport, Louisiana
April 11, 2008